Exhibit 10.1
Transaction

Date:	15 August, 2007

To:	PetSmart, Inc.
9601 North 27th Avenue
Phoenix, AZ 85027
Attention: Philip L. Francis, Chief Executive Officer

From:	Lehman Brothers, Inc acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
Andrew Yare — Transaction Management Group
Facsimile: 646-885-9546 (United States of America)
Telephone: 212-526-9986

Ref. Numbers:	Global Deal ID: 3277243
Dear Sir or Madam:
The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Lehman Brothers OTC Derivatives Inc. (“Party A”) and PetSmart, Inc. (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is sent on behalf both Party A and Lehman Brothers Inc. (“LBI”). Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.
This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (the “Agreement”) as if we had executed an agreement in such form (but without any Schedule) on the Trade Date of the Transaction. In the event of any inconsistency between the provisions of that agreement, or the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “Swap Definitions”, and together with the Equity Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. References herein to “Transaction” shall be deemed references to “Swap Transaction” for purposes of the Swap Definitions. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern. The Transaction shall constitute a Share Forward Transaction for the purposes of the Equity Definitions and shall be the only Transaction under the Agreement.
The terms of the Transaction to which this Confirmation relates are as follows:

Agent:	LBI is acting as agent on behalf of Party A and Party B for the Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of the Transaction by either party.

Trade Date:	August 15, 2007
LEHMAN BROTHERS OTC DERIVATIVES INC.
745 SEVENTH AVE. NEW YORK, NY 10019

Buyer:	Party B

Seller:	Party A

Shares:	Common stock, par value USD 0.01 per share, of PetSmart, Inc. (the “Issuer”) Ticker Symbol:
(“PETM”)

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule A

Prepayment Date:	Three Exchange Business Day following the Trade Date.

Initial Hedge Period:	The period (the “Initial Hedge Period”) commencing on August 20, 2007 and ending on the Exchange Business Day on which Party A completes the purchase of a number of Shares necessary to establish its initial hedge position with respect to the Transaction (such date, the “Hedge Period End Date”). On the 1st Scheduled Trading Day immediately following the Hedge Period End Date, Party A shall provide written notice (the “Confirmation Pricing Supplement”) to Party B in substantially the form attached hereto as Exhibit A, of the Hedging Price, Maximum Shares, Minimum Shares and first day of the Trading Period. Upon receipt of the Confirmation Pricing Supplement, Party B shall promptly execute and return the Confirmation Pricing Supplement to Party A; provided that Party B’s failure to so execute and return the Confirmation Pricing Supplement shall not affect the binding nature of the Confirmation Pricing Supplement, and the terms set forth therein shall be binding on Party B to the same extent, and with the same force and effect, as if Party B had executed a written version of the Confirmation Pricing Supplement.

Hedging Price:	The arithmetic average of the 10b-18 VWAPs for all Scheduled Trading Days in the Initial Hedge Period.

Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges

Valuation:

Trading Period:	The period of consecutive Scheduled Trading Days from and including the first Scheduled Trading Day following the Hedge Period End Date to and including the Maximum Maturity Date, as specified in Schedule A; provided that, Party A may designate any Scheduled Trading Day on or after the Minimum Maturity Date, as specified in Schedule A, as the last Scheduled Trading Day of the Trading Period. Party A shall notify Party B of any designation made pursuant
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to this provision on the Scheduled Trading Day immediately following such designated day.

Market Disruption Event:	The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) and clause (iii) in their entirety with “(ii) an Exchange Disruption, which in either case the Calculation Agent determines is material, (iii) an Early Closure, (iv) a Regulatory Disruption or (v) a Liquidity Event.”

Regulatory Disruption:	A “Regulatory Disruption” shall occur if Party A determines in its reasonable discretion that it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Party A to refrain from all or any part of the market activity in which it would otherwise engage in connection with the Transaction.

Liquidity Event:	A “Liquidity Event” shall occur if on any day the trading volume or liquidity of trading in the Shares is materially reduced from levels prevailing on the Trade Date and the Calculation Agent determines in its commercially reasonable discretion that as a result it would be appropriate to treat such day as a Disrupted Day or a partially Disrupted Day.

Consequence of Disrupted Days:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Initial Hedge Period or the Trading Period, the Calculation Agent may postpone the Maximum Maturity Date and the Minimum Maturity Date. If any Disrupted Day occurs during the Initial Hedge Period or the Trading Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in whole, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Hedging Price, if such Disrupted Date occurs during the Initial Hedge Period, or the Forward Price, if such Disrupted Date occurs during the Trading Period, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event (if any) occurred and/or after the relevant Market Disruption Event (if any) ended, and the Hedging Price, if such Disrupted Date occurs during the Initial Hedge Period, or the Forward Price, if such Disrupted Date occurs during the Trading Period, shall be determined by the Calculation Agent using an appropriately weighted average of the 10b-18 VWAPs for all Scheduled Trading Days in the Initial Hedge
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Period or the Trading Period, as the case may be, instead of an arithmetic average.

Valuation Time:	The close of trading on the Exchange, without regard to extended trading hours.

Valuation Date:	The last Scheduled Trading Day during the Trading Period.

Settlement Terms:

Settlement Method Election:	Not Applicable

Physical Settlement:	Applicable

Settlement Currency:	USD

Forward Price:	The amount equal to (i) the arithmetic average of the 10b-18 VWAPs for all Scheduled Trading Days in the Trading Period minus (ii) the Discount, as specified in Schedule A.

10b-18 VWAP:	(A) For any Scheduled Trading Day that is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for all United States securities exchanges on which such Shares are traded (or, if applicable, the successor Exchange), excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent, or (B) for any Scheduled Trading Day that is a Disrupted Day or that is not a Disrupted Day but on which a manifest error occurs with respect to the Bloomberg Page specified below, an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent as 10b-18 VWAP. Party B acknowledges that the Calculation Agent may refer to the Bloomberg Page “PETM <Equity> AQR SEC” (or any successor thereto) for any Scheduled Trading Day to determine the 10b-18 VWAP, absent manifest error.

Number of Shares to be Delivered:	The number of Shares equal to the Share Amount minus the number of Minimum Shares.

Share Amount:	The quotient of the Prepayment Amount divided by the Forward Price; provided that if such quotient is (i) greater than the Maximum Shares, the Share Amount
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shall equal the Maximum Shares, and (ii) less than the Minimum Shares, the Share Amount shall equal the Minimum Shares.

Settlement Date:	Three Exchange Business Days following the Valuation Date.

Initial Shares:	As specified in Schedule A.

Initial Share Delivery:	Party A shall deliver a number of Shares equal to the Initial Shares to Party B on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Initial Share Delivery Date:	One Exchange Business Day following August 19, 2007

Minimum Shares:	As specified in Schedule A.

Minimum Share Delivery:	Party A shall deliver a number of Shares equal to (i) the Minimum Shares minus (ii) the number of Initial Shares on the Minimum Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Minimum Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Minimum Share Delivery Date:	Three Scheduled Trading Days following the Hedge Period End Date

Maximum Shares:	As specified in Schedule A.

Adjustment Payment:	On the Prepayment Date Party B shall pay to Party A as a price adjustment an amount equal to the Adjustment Payment, as specified in Schedule A.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided clause (iii) of Section 11.2(e) of the Equity Definitions shall be deleted. For the avoidance of doubt, the Calculation Agent shall not make any adjustments to account for changes in cost of funding, expected dividends or stock loan rate.

Extraordinary Events:

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the fifth line thereof with the word “Shares”.

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment
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Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable

The definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “greater than 10% and less than 100% of the outstanding voting shares of the Issuer” in the third and fourth line thereof with “(a) greater than 10% and less than 100% of the outstanding Shares of the Issuer in the case of a Tender Offer by Party B or any affiliate thereof or (b) greater than 20% and less than 100% of the outstanding Shares of the Issuer in the case of a Tender Offer by any other entity”.

The definition of “Tender Offer Date” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the first line thereof with the word “Shares”.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:	The definition of “New Shares” in Section 12.1 of the Equity Definitions shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) and”.

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by (i) adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3)” and (ii) deleting the phrase “, expected dividends, stock loan rate” from such stipulated parenthetical provision.

Announcement Event:	If an Announcement Event occurs, the Calculation Agent will determine the economic effect of the Announcement Date on the theoretical value of the Transaction (including without limitation any change in volatility or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the
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Valuation Date. If such economic effect is material, the Calculation Agent will adjust the terms of the Transaction to reflect such economic effect. “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Cancellation Amount:	Section 12.8(d) of the Equity Definitions shall be amended by deleting the second sentence thereof and Section 12.8(e) of the Equity Definitions shall be deleted.

Delisting:	The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following:
“‘Delisting’ means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date.”

Insolvency Filing:	Applicable

The definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such
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proceeding is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable; provided that if Party A gives notice that it elects to terminate the Transaction pursuant to 12.9(b)(4) of the Equity Definitions, Party A in calculating the Cancellation Amount payable in connection with such Loss of Stock Borrow shall not consider the Stock Loan Rate or any changes thereto whether prior to or post such Loss of Stock Borrow.

For purposes of Section 12.9 of the Equity Definitions, all references to “Hedging Shares” shall be deemed to be references to Party A’s short position in respect of the Transaction.

Maximum Stock Loan Rate:	25 basis points

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	Party A shall be the Hedging Party in connection with all Extraordinary Events

Determining Party:	Party A shall be the Determining Party in connection with all Extraordinary Events

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Representations, Warranties and Agreements of Party B:	In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, Party B further represents, warrants and agrees that:

(a) It is not entering into this Transaction on behalf of or for the account of any other person or entity, and will not transfer or assign its obligations under this Transaction or any portion of such obligations to any other person or entity except in compliance with
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applicable laws and the terms of this Transaction; (ii) it is authorized to enter into this Transaction and such action does not violate any laws of its jurisdiction of organization or residence (including, but not limited to, any applicable position or exercise limits set by any self-regulatory organization, either acting alone or in concert with others) or the terms of any agreement to which it is a party; and (iii) it has concluded that this Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

(b) It is an “eligible contract participant” as the term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(c) Neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above), or advisor for Party B in connection with the Transaction.

(d) Party B is not in possession of any material non-public information concerning the business, operations or prospects of the Issuer and was not in possession of any such information at the time of placing any order with respect to the Transaction.

“Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold any securities of Party B.

(e) Each of its required filings under all applicable securities laws have been filed, and, to the knowledge of Party B, Party B’s most recent annual report on Form 10-K and all subsequent reports and other documents filed by Party B with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

(f) Party B is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares)
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or to facilitate a distribution of Shares (or any security convertible into or exchangeable for Shares).

(g) If Party B purchases any Shares pursuant to this Transaction, such purchase(s) will comply in all material respects with (i) all federal securities laws and regulations, known by Party B to be applicable to such Transaction, and (b) all material contractual obligations of Party B.

(h) It is not, and, after giving effect to the transactions contemplated hereby will not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Additional Termination Events:	Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Party B shall be the sole Affected Party pursuant to such Additional Termination Event if on any day occurring after the Trade Date and on or prior to the last Scheduled Trading Day in the Trading Period Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) an extraordinary cash dividend, (ii) a regular quarterly dividend (A) in an amount greater than USD 0.04 for 2007 and 2008 per Share per quarter (any quarterly dividend in such amount for 2007 and 2008, a “Regular Quarterly Dividend”) or (B) with an ex-dividend date in any quarter occurring prior to October 23, 2007 or January 22, 2008, as the case may be, in such quarter, (iii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iv) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by the Calculation Agent; provided that in calculating the amounts payable in connection with such Additional Termination Event, any such distribution, issue or dividend shall not be considered a loss recoverable by Party A. Party B agrees to furnish Party A with written notice at least 30 days prior to the ex-dividend date corresponding to each of the foregoing distributions, issues and dividends except those described in clause (ii) above.

Regulatory Provisions:	(a) Party B represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement.

(b) The Agent will furnish Party B upon written
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request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

Solvency:	As of the Trade Date and the Minimum Share Delivery Date, Party B represents, warrants and agrees that Party B is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code)) and Party B would be able to purchase the Maximum Shares in compliance with the laws of the jurisdiction of Party B’s incorporation.

Company Purchases:	Without the prior written consent of Party A, which shall not be unreasonably delayed or denied, and except for purchases which are not solicited by or behalf of Party B or its affiliated purchasers (each as defined in Rule 10b-18), Party B shall not purchase, and shall cause such affiliated purchasers not to directly or indirectly purchase, any Shares (or any security convertible into or exchangeable for Shares) during the Initial Hedge Period or the Trading Period.

Regulation M:	Party B represents that as of the Trade Date it is not engaged in a distribution, as such term is used in Regulation M under the Exchange Act (“Regulation M”).

No Collateral:	Notwithstanding any provision of this Confirmation, the Agreement or the Definitions, or any other agreement between the parties, to the contrary, the obligations of Party B hereunder are not secured by any collateral.

Set-Off and Netting:	Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

Rule 10b-18:	During the Initial Hedge Period, Party A agrees to use commercially reasonable efforts to make all purchases of Shares in connection with the Transaction in a manner that would satisfy the requirements set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule10b-18
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under the Exchange Act (“Rule 10b-18”), as if such rule was applicable to such purchases.

Party B shall, at least one day prior to the first day of the Initial Hedge Period, notify Party A in writing of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in clause (b)(4) of Rule 10b-18 by Party B or any of its affiliates during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each as defined in Rule 10b-18).

Rule 10b5-1:	It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Party B shall take no action that results in this transaction not so complying with such requirements). Without limiting the generality of the preceding sentence, Party B acknowledges and agrees that (A) Party B does not have, and shall not attempt to exercise, any influence over how, when or whether Party A effects any purchases in connection with the Transaction, (B) during the Initial Hedge Period and the Trading Period neither Party B nor its officers or employees shall, directly or indirectly, communicate any information regarding Party B or the Shares to any employee of Party A or its affiliates who is directly involved with the hedging of and trading with respect to the Transaction and is identified as such in writing to Party B, (C) Party B is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Party B will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Party B also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification, waiver or termination shall be made at any time at which Party B or any officer or director of Party B is aware of any material non-public
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information regarding Party B or the Shares.

Certain Payments and Deliveries:	Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Party A would be required to make a payment pursuant to Section 6 of the Agreement, (ii) an Extraordinary Event occurs and Party A would be required to make a payment pursuant to Article 12 of the Equity Definitions or (iii) Party A is required to make a payment pursuant to any other provision hereof, of the Agreement or of the Definitions, then Party B shall have the right, in its sole and absolute discretion, to elect that, in lieu of such payment, Party A shall deliver to Party B, at the time such payment would have been due and in the manner provided under “Physical Settlement” in the Equity Definitions, a number of Shares equal to the quotient obtained by dividing (A) the amount that would have been so payable by (B) the fair market value per Share of the Shares so delivered at the time of such delivery, as determined by the Calculation Agent in a commercially reasonable manner.

Payments on Early Termination:	Party A and Party B agree that for this Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply.

Agreement Regarding Calculations:	Notwithstanding any other provision of this Confirmation, the Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account (i) changes to costs of funding, stock loan rates or any dividends since the Trade Date or (ii) losses or costs incurred in connection with terminating, liquidating or re-establishing any hedge related to the Transaction (or any gain resulting from any of them).

Special Provisions for Party B Payments:	Party A and Party B agree that, notwithstanding anything to the contrary herein or in the Agreement, in the event that (i) an Early Termination Date (whether as a result of an Event of Default or Termination Event) occurs or is designated with respect to any Transaction and, as a result, Party B owes to Party A an amount calculated under Section 6(e) of the Agreement or (ii) an Extraordinary Event occurs that results in the termination or cancellation of any Transaction pursuant to Article 12 of the Equity Definitions and, as a result, Party B owes to Party A a Cancellation Amount or any other amount in respect
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to the Transaction, such amount shall be deemed to be zero. For the avoidance of doubt, the Party B shall not be required to make any additional cash payments (other than the Prepayment Amount) or deliver or return any Shares pursuant to the terms of the Transaction (including, without limitation, any Shares delivered on the Initial Share Delivery Date or the Minimum Share Delivery Date) under any circumstances.

Claim in Bankruptcy:	Party A agrees that in the event of the bankruptcy of Party B, it shall not have rights or assert a claim that is senior in priority to the rights and claims available to the holders of the common stock of Party B.

Transfer:	Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under the Transaction, in whole and not in part, to any Affiliate of Lehman Brothers Holdings Inc. (“Holdings”) effective upon delivery to Party B of the full unconditional guarantee by Holdings, in favor of Party B, of the obligations of such Affiliate.

Binding Contract:	This Confirmation, as supplemented by the Confirmation Pricing Supplement, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (ii) the Confirmation Pricing Supplement constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Confirmation constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation, as supplemented by the Confirmation Pricing Supplement. Party A and Party B further agree and acknowledge that this Confirmation, as supplemented by the Confirmation Pricing Supplement, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.

Governing Law:	The laws of the State of New York, without reference to choice of law doctrine.

Termination Currency:	USD

Waiver of Trial By Jury:	Insofar as is permitted by law, each party irrevocably waives any and all rights to trial by jury in any legal proceeding in connection with the Transaction, and acknowledges that this waiver is a material inducement
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to the other party’s entering into the Transaction hereunder.

Calculation Agent:	Lehman Brothers Inc.
THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.
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Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 646-885-9546 (United States of America), Attention: Documentation.

Yours sincerely,		Accepted and agreed to:

Lehman Brothers OTC Derivatives Inc.		PetSmart, Inc.

By:	/s/ Robert E. Guglielmo	By:	/s/ Philip L. Francis

Name: Robert E. Guglielmo		Name: Philip L. Francis
Title: Senior Vice President		Title: Chief Executive Officer
Execution time will be furnished upon Party B’s written request.
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SCHEDULE A

EXHIBIT A
CONFIRMATION PRICING SUPPLEMENT

Global Deal Id:	[ ]
Effort Id:	[ ]
This Confirmation Pricing Supplement is the Confirmation Pricing Supplement referred to in the Confirmation dated as of [                     ___], 2007 between Lehman Brothers OTC Derivatives Inc. and PetSmart, Inc.
For all purposes under the Confirmation, the following terms of the Confirmation shall be as specified below:
1.	Hedging Price: USD [ ]

2.	Maximum Shares:

3.	Minimum Shares:

4.	First day of Trading Period: [ ___], 2007

Yours sincerely,	Accepted and agreed to:

Lehman Brothers OTC Derivatives Inc.	PetSmart, Inc.

By:	By:

Name:	Name:
Title:	Title:
Execution time will be furnished upon Party B’s written request.
Global Deal ID: 3277243